Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Aveanna Healthcare Holdings Inc. for the registration of common stock, debt securities, warrants, rights and units and to the incorporation by reference therein of our reports dated March 14, 2024, with respect to the consolidated financial statements of Aveanna Healthcare Holdings Inc., and the effectiveness of internal control over financial reporting of Aveanna Healthcare Holdings Inc., included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
September 6, 2024